INFORMATION STATEMENT

Wilmington Funds

Wilmington Multi-Manager Alternatives Fund

111 South Calvert Street, 26th Floor

Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Multi-Manager Alternatives Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees of new sub-advisory agreements between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and Calamos Advisors LLC (Calamos), Highland Capital Healthcare Advisors, L.P. (“HCHA”) and Highland Capital Management Fund Advisors, L.P. (“HCMFA”, and collectively with Calamos and HCHA, the “New Subadvisors”), retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain subadvisor changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board of Trustees (the “Trustees”), to select subadvisors and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about May 12, 2015 to shareholders of record of the Fund as of April 24, 2015. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, by downloading them from the Trust’s web-site at www.wilmingtonfunds.com or by writing to Wilmington Funds, Wilmington Multi-Manager Alternatives Fund, P.O. Box 9828, Providence, RI 02940-8025.

The Fund is a multi-manager fund that has retained an adviser and several subadvisors to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment subadvisors to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a subadvisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing subadvisors and evaluates the Fund’s needs and each subadvisor’s skills and abilities on an ongoing basis. Currently, WFMC allocates the Fund’s assets among six subadvisors: Acuity Capital Management, LLC, Parametric Risk Advisers, P/E Global LLC and recently-hired Calamos, HCHA, and HCMFA.

Calamos, HCHA and HCMFA

At the December 3, 2014 meeting of the Board of Trustees, WFMC reported that it had conducted an analysis of the Fund, its structure and the subadvisors to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that Sub-Advisory Agreements among the Trust, WFMC and each of Calamos, HCHA and HCMFA (the “Agreements”) be approved by the Board. WFMC believes Calamos, HCHA and HCMFA (together, the “New Subadvisors”) to be qualified and appropriate candidates to subadvise the Fund, after considering the results of due diligence visits to each New Subadvisor as well as the Fund’s investment objectives and strategies. WFMC also believes that increasing the Fund’s exposure to each New Subadvisor’s investment strategy will improve the performance of the Fund.

Calamos will employ a fundamentally driven long/short equity strategy for the Fund using a bottom-up approach. Calamos will purchase securities that it believes are mispriced and the portfolio will consist of up to 40 equity positions (20 long positions and 20 short positions) and will have geographical exposure of approximately 70-80% in U.S. securities and 20-30% non-U.S. securities. Calamos also serves as an investment manager to the Calamos Long/Short Fund which pursues an investment objective of long-term capital appreciation, which is similar the Fund’s investment objective of seeking to achieve long-term growth of capital through consistent returns from investments that have a low correlation to traditional assets classes. As of March 31, 2015, the Calamos Long/Short Fund had net assets of $100 million and paid a management fee at the rate of 1.25% of net assets.

HCHA will employ an investment philosophy that seeks to deliver long-term capital appreciation by investing in attractive opportunities in the healthcare sector. HCHA utilizes both a top-down macro strategy based on structural changes in the healthcare sector and bottom-up fundamental stock picking based on finance, science and policy. HCHA’s stock selection and portfolio construction will hold 60-100 positions, and will typically have less than 30% gross exposure in one of five main healthcare sub-sectors. HCHA’s sell discipline and stop loss guidelines will adjust its holdings if its rating on a particular security changes, will gather the investment team and assess the holding if a position declines 20% and will sell and close any position that drops 30% or more. HCHA also serves as an investment manager to the Highland Long/Short Healthcare Fund which pursues an investment objective of seeking long-term capital appreciation, which is similar to the investment objective of the Fund. As of March 31, 2015, the Highland Long/Short Healthcare Fund had net asset of $610 million and paid a management fee at the rate of 1.00% of net assets. HCHA also sub-advises a portion of the Sterling Capital Long/Short Equity Fund which has an investment objective of seeking long-term capital appreciation and pays HCHA an annual rate of 1.00% on assets allocated for its management.

HCMFA will employ a concentrated long/short equity strategy that seeks to deliver attractive risk-adjusted returns with a focus on downside protection and to generate equity-like returns over a market cycle with lower volatility and drawdowns compared to the equity market. HCMFA’s net long exposure typically will range between 30% and 65%. HCMFA’s portfolio construction will hold approximately 40-60 long positions and 40-60 short positions, and will typically have less than 25% net exposure in one-sector. HCMFA also manages the Highland Long/Short Equity Fund which has an investment objective of seeking consistent, above-average total returns primarily through capital appreciation, while also attempting to preserve capital and mitigate risk through hedging activities. As of March 31, 2015, the Highland Long/Short Equity Fund had net asset of $869 million and paid a management fee at the rate of 1.00% of net assets.

The following portfolio managers are responsible for the day-to-day management of the Fund’s assets allocated to Calamos, HCHA and HCMFA, respectively.

John P. Calamos, Sr. is Chairman, Chief Executive Officer, and Co-Chief Investment Officer of Calamos, which he founded in 1977. He is also President and Trustee of the Calamos Investment Trust. He has 45 years of industry experience. Mr. Calamos received his B.A. in Economics and an M.B.A. in Finance from the Illinois Institute of Technology.

Gary D. Black is Executive Vice President and Global Co-Chief Investment Officer of Calamos. Before joining Calamos, Mr. Black served as Founder, Chief Executive Officer and Chief Investment Officer of Black Capital LLC from July 2009 until August 2012. Mr. Black served as Chief Executive Officer of Janus Capital Group from January 2006 through July 2009. Mr. Black earned an M.B.A. from Harvard Business School and a B.S. in Economics from The Wharton School of the University of Pennsylvania.

Brendan Maher, CFA is Senior Vice President and Co-Portfolio Manager of Calamos. Prior to joining Calamos, Mr. Maher served as a Portfolio Manager at Black Capital LLC from March 2011 until September 2012. Previously, Mr. Maher was a Founding Partner of Savannah-Baltimore Capital Management, LLC from 2004 to 2011. Mr. Maher received a B.B.A. in Finance from the University of Notre Dame and a Certificate in International Business from the University of Notre Dame – Australia.

Daniel Fu joined Calamos in September 2012 as Vice President and Sector Head within the Calamos Long/Short Equity Team. Mr. Fu previously was a Vice President and Senior Analyst at Peconic Partners, a long/short equity hedge fund, where he focused on the consumer/retail sector with a secondary focus in the internet/technology sector. Previously, Mr. Fu was an Investment Analyst at Citi Principal Strategies, a long/short equity fund, from 2010 to 2011. Prior to Citi Principal Strategies, he was with Citigroup Investment Research from 2006 to 2010. Mr. Fu received a B.S. in Economics with concentrations in Finance and Management from The Wharton School of the University of Pennsylvania.

Matthew Wolfson joined Calamos in May 2014 as Vice President and Sector Head within the Calamos Long/Short Equity Team. Prior to joining Calamos, he was a Senior Analyst at Warshaw Asset Management since 2012. Previously, Mr. Wolfson was a Senior Analyst, Technology, Media and Telecom at Bull Path Capital Management from 2009 to 2011. Mr. Wolfson received a B.A. in Economics from Vassar College and an M.B.A. in Finance from New York University.

Michael Gregory is a Portfolio Manager of HCHA. Mr. Gregory is a Managing Director and Head of the Healthcare Credit and Healthcare Long/Short Equity investment strategies at HCHA. In 2006, he founded Highland Capital Healthcare Partners, L.P., a healthcare hedge fund that is currently in the seventh year of operations and became an affiliate of HCHA in 2010. Mr. Gregory also worked as a Partner at Sands Point Capital Management LLC, managing a dedicated healthcare equity hedge fund. He holds an M.B.A. from the Yale School of Management, having completed a highly specialized joint program in healthcare within the Yale Schools of Medicine, Management and Public Policy. He holds a B.S. in Economics from The Wharton School of Business of the University of Pennsylvania. He is a Fellow of the Royal Society of Medicine and a lecturer at Yale University.

Jonathan Lamensdorf, CFA is a Portfolio Manager of HCMFA. Mr. Lamensdorf is a Managing Director at HCMFA and the lead Portfolio Manager for the Highland Long/Short Equity Fund. Prior to joining HCMFA, Mr. Lamensdorf most recently spent four years as a Senior Equity Analyst at Walker Smith Capital, a long/short equity hedge fund with roughly $1 billion in assets, founded in 1996. Prior to that, Mr. Lamensdorf worked for four years as a senior equity analyst at other hedge funds with assets under management ranging from $250 million to $750 million. He holds an M.B.A. from the University of Chicago and a B.B.A. in Finance from the University of Texas at Austin.

Calamos is a registered investment advisor with its principal executive office located at 2020 Calamos Court, Naperville, Illinois 60563-2787. As of March 31, 2015, Calamos had assets under management of approximately $24.5 billion. The following are the executive officers and directors of Calamos:

Name and Position
John P. Calamos, Sr., Chairman, CEO and Global Co-CIO
Gary D. Black, Executive Vice President, Global Co-CIO, CIO Alternative Strategies
Nimish S. Bhatt, Senior Vice President, Chief Financial Officer
Jerald C. Jackson, Senior Vice President, General Counsel and Secretary
John P. Calamos, Senior Vice President
Jessica M. Mazza, Vice President, Chief Compliance Officer

The following are the executive officers and directors of Calamos Asset Management, Inc.:

Name and Position
John P. Calamos, Sr., Officer and Director
Gary D. Black, Officer and Director
Nimish S. Bhatt, Officer
Thomas Eggers, Director
Richard Gilbert, Director
Keith Schappert, Director
William Shiebler, Director

Calamos is a subsidiary of Calamos Investments, LLC (“Calamos Investments”). As of September 30, 2014, Calamos Asset Management, Inc. (“CAM”), a public company, owned 22.2% of Calamos Investments, with the remaining 77.8% privately owned by Calamos Family Partners, Inc. (“CFP”), a Delaware corporation, and John P. Calamos, Sr., the Chairman, Chief Executive Officer and Global Co-Chief Investment Officer of CAM. CAM, together with Calamos Investments and Calamos Investments’ subsidiaries, operates the investment advisory and distribution services businesses. CAM operates and is the sole manager, and thus controls all of the business and affairs, of Calamos Investments. CFP owns all of CAM’s outstanding Class B common stock, which represents 97.4% of the combined voting power of all classes of CAM’s voting stock.

HCHA is a registered investment advisor with its principal executive office located at 300 Crescent Court, Suite 700, Dallas, Texas 75201. HCMFA is a registered investment advisor with its principal executive office located at 200 Crescent Court, Suite 700, Dallas, Texas 75201. As of March 31, 2015, HCHA had assets under management of approximately $637.1 million and HCMFA had assets under management of approximately $5.0 billion. HCHA and HCMFA are both subsidiaries of Highland Capital Management L.P. (“Highland”), a registered investment adviser who provides certain shared services to both HCHA and HCMFA, including accounting, human resources, marketing, legal, compliance, information technology, operations, trade execution and investment research.

The following are the executive officers of HCHA:

Name and Position
Jim Dondero, Co-Founder
Mark Okada, Co-Founder

The following are the executive officers of HCMFA:

Name and Position
Jim Dondero, Co-Founder
Mark Okada, Co-Founder

The following are the executive officers of Highland:

Name and Position
Jim Dondero, President and Co-Founder
Mark Okada, Co-Founder

HCHA and HCMFA are controlled by Jim Dondero and Mark Okada.

Board Approval of the Sub-Advisory Agreement with Calamos, HCHA and HCMFA

At the December 3-4, 2014 meeting of the Board of Trustees (the “December meeting”), the Board, including the Independent Trustees, discussed and unanimously approved, for the Fund, investment subadvisory agreements (the “New Subadvisory Agreements”) with Calamos, HCHA, and HCMFA (collectively with Calamos and HCHA, the “New Subadvisors”). The Trustees were provided with detailed materials relating to the New Subadvisors in advance of and at the meeting. The material factors and conclusions that formed the basis for the approval are discussed below.

At the December meeting, the Trustees met in person with WFMC and WTIA (collectively, the “Advisor”), Trust and Independent Legal Counsel, representatives of the New Subadvisors, and others. The Fund has multiple subadvisors but only the contracts with Calamos, HCHA, and HCMFA, each to manage a portion of the Fund’s assets, were subject to approval.

In evaluating the New Subadvisory Agreements, the Trustees took into account management styles, investment strategies, and prevailing market conditions as well as each New Subadvisor’s investment philosophy and process, past performance, and personnel. The Trustees also reviewed information concerning: (i) the nature, extent and quality of the services to be provided by each New Subadvisor; (ii) the prior investment performance of each New Subadvisor; (iii) the prior investment performance of the Fund against a relevant benchmark and against other comparable mutual funds; (iv) each New Subadvisor’s anticipated cost of/profitability in providing the services to the Fund; (v) possible fall-out benefits to each New Subadvisor due to its position with the Fund, including the use of soft dollars; (vi) the proposed fees of the New Subadvisors and fees charged by other investment advisors to other mutual funds for similar services; and (vii) the Advisor’s recommendation that the Independent Trustees approve the New Subadvisory Agreements. The New Subadvisors and the Trustees did not specifically address economies of scale due to the amount of assets to be managed by each New Subadvisor.

The Board considered management’s independence from each of the recommended New Subadvisors, and management’s view that (i) the “liquid alternatives” asset class, of which the Fund is a part, is new and growing rapidly; (ii) the peer group is an imperfect comparison due to the widely varying objectives and constructions of its members (including, in the case of the Fund, the use of specialized Subadvisors); and (iii) the Fund is not managed to improve its relative ranking in a peer group, but to provide specific investment characteristics to client portfolios. The Board considered that the Adviser agreed, effective December 1, 2014, to reduce the Fund’s contractual management fee by 5 basis points, and to increase the Fund’s advisory fee waiver by 3 basis points at least through November 30, 2015, such that the Fund’s net expense ratio is decreased by 8 basis points. The Board determined that the Fund’s level of performance and expense generally supported a recommendation to approve the New Subadvisory Agreements.

After discussion and consideration among themselves, and with Independent Legal Counsel and the Advisor, the Board, including all of the Independent Trustees, determined that the fees to be paid by the Fund to Calamos, HCHA, and HCMFA, as applicable, under the New Subadvisory Agreements appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of the New Subadvisory Agreements for a two-year period was in the best interests of the Fund and its shareholders and approved the New Subadvisory Agreements. HCHA and HCMFA were allocated Fund assets on February 11, 2015 and Calamos was allocated assets on February 18, 2015.

SUB-ADVISORY AGREEMENTS

The Agreements were approved by the Trustees on December 4, 2014. In accordance with the Manager of Managers Order, the Agreements will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreements.

General. Under the terms of the Agreements, Calamos, HCHA and HCMFA (the New Subadvisors) are responsible for managing that portion of the Fund’s assets that they are allocated to manage by WFMC. In providing investment management services to the Fund, the New Subadvisors determine which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the 1940 Act and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that the New Subadvisors will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions the sub-advisors effect on behalf of the Fund; (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions. The New Subadvisors place orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers. When it can be done consistently with the policy of obtaining best execution, the subadvisors may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to the subadvisors. The subadvisors are authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. Each subadvisor has the authority and discretion to select brokers and dealers subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board of Trustees.

Compensation. For services rendered under the Agreements, each subadvisor receives an annual fee paid monthly on the asset allocated for its management. The following are the rates paid to each subadvisor.

Subadvisor	Compensation Rate
Calamos	0.95%
HCMFA	0.90%
HCHA	1.00%

Liability of each Subadvisor. The Agreements provide that each subadvisor shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Advisor, provided, however, that such acts or omissions shall not have resulted from a subadvisor’s willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

Term. The initial term of each Agreement shall commence on the date written in such Agreement and shall end on September 30, 2016. The Agreements shall continue in force from each October 1 through

September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust, the Advisor or the subadvisor, cast in person at a meeting called for the purpose of voting on such approval. The term “majority of the outstanding voting securities,” as defined in the 1940 Act means: the affirmative vote of the lesser of (i) 67% of the voting securities of the Fund present at a meeting if more than 50% of the outstanding voting securities of the Fund are present in person or by proxy or (ii) more than 50% of the outstanding voting securities of the Fund.

Termination. Under the terms of each Agreement, the Agreements may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified, or (ii) otherwise by the Trust upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

Each Agreement may also be terminated by WFMC or each New Subadvisor, without the payment of any penalty, (i) immediately upon written notice to the other parties to the Agreement in the event of a material breach of any provision of the Agreement by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach, or (ii) otherwise by WFMC or each New Subadvisor upon not more than thirty (30) days’ written notice to the other parties to the Agreement.

In addition, each Agreement shall terminate automatically in the event of its assignment.

Additional Information About WFMC and Affiliates

The Investment Advisor, Affiliated Subadvisor and Co-Administrator

WFMC serves as the investment advisor to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 18, 2014. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund, securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the Trust and WFMC performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of the Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time upon approval by the Board of Trustees, enter into one or more subadvisory agreements with a subadvisor pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive annual investment advisory fees of 0.95%, paid monthly as a percentage of average daily net assets. WFMC has contractually agreed to waive until November 30, 2015 a portion of its advisory fee or reimburse expenses to the extent that the expenses of the Fund (excluding the effects of dividend and interest expense on short positions, acquired fund fees and expenses, taxes, or other extraordinary expenses) expressed as an annualized percentage of average daily net assets, do not exceed 1.90% and 2.15% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2015 was $1,827,991.

WTIA, 111 South Calvert Street, 26th Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a subadvisory agreement among the Trust, WFMC and WTIA. For providing subadvisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to the Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Effective October 1, 2013, fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion
0.025%	on the next $3 billion
0.018%	on assets in excess of $10 billion

Prior to October 1, 2013, fees payable to WFMC were as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.033%	on the first $5 billion
0.020%	on the next $2 billion
0.016%	on the next $3 billion
0.015%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2015 was $64,320.

R. Samuel Fraundorf, a Trustee of the Trust, also serves as a Senior Vice President of WTIA and WFMC. Robert J. Truesdell, a Trustee of the Trust, also serves as a Group Vice President and Senior Investment Advisor for Wilmington Trust Wealth Advisory Services of M&T Bank, the parent of WFMC. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Christopher D. Randall	President	Senior Vice President (M&T)

Michael D. Daniels	Chief Operating Officer	Chief Operating Officers (WTIA); Administrative Vice President (M&T)

Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)

Name	Position Held with the Trust	Position Held with WTIA or M&T
John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)

Mary Ellen Reilly	Chief Compliance Officer and AML Compliance Officer	Administrative Vice President (M&T)

Eric B. Paul	Vice President	Administrative Vice President (M&T)

Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

WFMC continues to provide investment advisory and co-administrative services.

Affiliated Brokerage

The Fund did not pay any brokerage commissions for the fiscal year ended April 30, 2015 to M&T Securities, Inc., a broker-dealer affiliated with WFMC.

Shareholdings Information

As of April 24, 2015, the Fund had 17,775,818 shares of Class I and 264,639 shares of Class A issued and outstanding. As of April 24, 2015, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
Charles Schwab & Co. Inc. Special Custody A/C FBO Customers Attn: Mutual Funds 101 Montgomery St San Francisco, CA 94104-4151	29.3%	5,212,237

SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	23.1%	4,104,908

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	8.5%	1,518,600

Class A Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
Charles Schwab For Special Custody Account FBO of our Customers Attn: Mutual Funds 101 Montgomery Street San Francisco, CA 94104	16.4%	43,486

NFS LLC FEBO Kensinger Properties Limited 3300 Chimney Rock Road, Ste. 301 Houston, TX 77056	6.9%	18,132

As of April 24, 2015, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, RI 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.